STACEY KIVEL
Third Floor
192 Sloane Street
London SW1X9QX
Tel: +44 7887 620 544

5 October 2007

Marcus Johnson
Bruce Horton
Steven Jewett
Mark Campbell
Donald Bain
Geneva Resources, Inc.
1005 Terminal Way, Suite 110
Reno, Nevada 89502

RE: Geneva Resources Incorporated (no. 58388-001) Form 8 K Filed 5 October 2007

Dear Sirs,

In my Resignation Letter, dated October 1, 2007 a copy of which was filed by Geneva Resources Inc. (Registrant) as Exhibit 99.1 to the Report on Form 8K filed October 5, 2007, I stated that I resigned because the Registrant has taken illegal actions in the conduct of its affairs and in its unfair treatment of me during my tenure and ultimate termination as the President and Chief Executive Officer of the Registrant. In the resignation letter I stated eight separate points of wrongdoing, stating that certain members of the Registrant's Board of Directors acted to terminate me as President and Chief Executive Officer for various spurious and insupportable reasons in retaliation for my efforts to comply with the Sarbanes-Oxley Act of 2002 and the laws of the United States.

The Registrant has filed, along with the 8K its own statement and documents making false, malicious and unsupported allegations about me before joining the Registrant and as its CEO and as a Board Member.

These allegations are untrue, malicious, and defamatory and were made in order to intimidate and harass me so that I would not pursue my claims against the Registrant.

I stand by each and every statement of my resignation letter. I furthermore, reserve all rights to pursue the claims set forth in my resignation letter and the additional causes of action resulting from Registrants' filing, in the state and federal courts in the United States with jurisdiction over this matter as well as the state and federal agencies responsible for oversight of the Registrant.

Yours truly,

Stacey Kivel

cc: Susan Mann	Of Counsel, Reed Smith Richards Butler, Minerva House, 5 Montague Close London, SE1 9BB UK
Bruce Page	c/o Peerco Petroleum 1240-666 Burrard St. Vancouver, BC, Canada V6C 2X8
Tom Deutsch	Lang Michener LLP Royal Centre 1055 Georgia Street, suite 1500 Vancouver, BC, Canada V6E 4 N7